UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Consolidated-Tomoka Land Co.

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On April 8, 2009, Consolidated-Tomoka Land Co. began mailing the following brochure to its shareholders:

Consolidated Tomoka

For more information on our Company, visit our website www.ctlc.com

Consolidated Tomoka

PO Box 10809

Daytona Beach, FL 32120

Important Shareholder Information

Consolidated Tomoka

Dear Shareholder:

2008 was certainly an unprecedented year in the real estate market but, despite market conditions, our Company recently reported a profit of $.84 per share for 2008. As we begin 2009, I wanted to share our thoughts regarding how our Company will perform during the current market conditions.

“our Company reported a profit of $.84 per share for 2008.”

As many of our long-term shareholders know, in 1999, the Company adopted a unique business plan that defers paying income taxes and reinvests 100% of the proceeds of qualifying sales into income producing properties, designed to produce stable earnings even during today’s depressed real estate market.

We committed to minimize corporate debt and overhead expenses based on our knowledge that the real estate market has always been cyclical with periodic real estate down turns. Significant debt can severely weaken or even bankrupt any real estate company in adverse times by forcing it into disadvantageous transactions at the worst point in the real estate cycle.

During the real estate “bubble,” we adhered to our commitment to low debt while others did not. We have a smaller corporate staff today than we did in 2000. Except for our agricultural operations, we subcontract all other work depending on work load. To cover operating expenses and produce stable income during challenging economic conditions, we accumulated a debt-free $120 million portfolio of net-lease properties. These properties currently generate $9.2 million annually, and are expected to continue to produce a stable future cash flow.

“We committed to minimize corporate debt and overhead expenses”

In 2006 and 2007, the Company avoided the downward trend in sales but during 2008 the Company experienced a significant reduction in sales activity due to very challenging real estate and financial markets. Fortunately, our strong balance sheet and unique business plan allowed the Company to remain profitable while most of our peers did not.

While the Company often refers to “selling land,” in reality, we are just exchanging our low income producing asset -our agricultural land- for a higher-value income property that produces a larger and predictable ongoing income stream. The Company believes these properties will appreciate in value over the life of the lease.

From an earnings, cash flow, and risk perspective, our income tax deferral of land sale gains, under Section 1031 of the Internal Revenue Code, is a strategy that converts our agricultural lands, which are all located in Daytona Beach, into a geographically diverse portfolio of income properties. Our long-held Company lands are carried on our books at a very low tax basis and, therefore, land sales would generate very large taxable gains.

“The Company expects to remain profitable and financially strong during this economic downturn and to be able to take full advantage of any new opportunities.”

“The wisdom of our business model is evident when one compares our 2007 and 2008 operating results to our industry peers.”

The 1031 process also allows the Company to postpone, hopefully indefinitely, the related income taxes and reinvest 100% of the gross proceeds of qualifying sales. To equal the equivalent after-tax returns from the 1031 process, alternative investments would need to yield a safe return of about 40% greater. In the last five years, approximately $5 million in low basis agricultural land was converted into $82 million in income properties on our balance sheet. Income producing commercial properties with superior locations have historically performed well as a hedge against inflation.

The Company, through a proprietary computer model, tests alternative strategies of its business plan, which are reviewed annually by our Board of Directors. This analysis has consistently indicated that our 1031 tax strategy creates the highest potential long term shareholder value.

Real estate sales and development is a highly localized activity. Our Company’s success is based on the execution of its business plan in a “community friendly manner” by a small, but very talented, team of employees with the local knowledge and network to market our properties and to obtain the necessary governmental approvals required to both sell and develop our lands.

Consolidated Tomoka

Basic EPS for 2007 & Q3 2008 YTD- Industry Peer Group1

TRC

JOE

TPGI

OKRG

APO

ALCO2,3

BRER4

CALC

WCI5

MXM

$ 2.50

$2.00

$1.50

$1.00

$0.50

$0.00

($0.50)

($1.00)

($1.50)

($2.00)

($2.50)

2007

Q4 2008

Q4 2008

Notes:

1. CTO - Consolidated-Tomoka Land Co. TRC - Tejon Ranch Company JOE - The St. Joe Company

TGPI - Thomas Properties Group, Inc. OKRG - Oakridge Holdings Inc. APO - American Community Properties Trust ALCO - Alico, Inc. BRER - Bresler & Reiner, Inc. CALC - California Coastal Communities, Inc. WCI - WCICommunities, Inc. MXM - MAXXAM, Inc.

2. August 31st year-end.

3. Reported Q2 2008 EPS of $0.68 per share, which included an IRS settlement benefit $ 5.2MM which has been backed out.

4. Delisted.

5. Filed for bankruptcy protection during Q3 2008.

The wisdom of our business model is evident when one compares our 2007 and 2008 operating results to our industry peers. The Company has stayed the course during these difficult economic times will continue to focus on creating long term value for our shareholders.

The Company expects to remain profitable and financially strong during this economic downturn and to be able to take full advantage of any new opportunities. In the interim we will prudently manage our lands and income property portfolio to improve long term shareholder value. This includes our commitment to not sell company lands at a discount in today’s depressed market in order to boost earnings.

President & CEO